EXHIBIT 23(a)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors
Zygo Corporation

We consent to incorporation by reference in the Registration Statement dated January 15, 1998, for the registration of shares for the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan on Form S-8 of Zygo Corporation of our reports dated August 12, 1997, relating to the consolidated balance sheets of Zygo Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in or is incorporated by reference into the June 30, 1997 annual report on Form 10-K of Zygo Corporation.


                                        KPMG PEAT MARWICK LLP



Hartford, Connecticut
January 15, 1998